Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gray Television, Inc. of our report dated March 1, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Gray Television, Inc., appearing in the Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2016.

/s/  RSM US LLP

Atlanta, Georgia

May 3, 2017